Exhibit 21.1
CHINA HYDROELECTRIC CORPORATION
(incorporated in the Cayman Islands)

NAME OF SUBSIDIARY	OWNERSHIP	JURISDICTION

Beijing A.B.C. Investment Consulting Co., Ltd.	100%	PRC

Yunnan Huabang Electric Power Development Co., Ltd.	100%	PRC

Sichuan Huabang Hydroelectric Development Co., Ltd.	100%	PRC

Yunhe County Shapulong Hydropower Generation Co., Ltd.	100%	PRC

Zhejiang Province Jingning Yingchuan Hydroelectric Development Co., Ltd.	100%	PRC

Qingtian Wuliting Hydroelectric Development Co., Ltd	100%	PRC

Suichang County Jiulongshan Hydroelectric Development Co., Ltd.	100%	PRC

Suichang County Zhougongyuan Hydroelectric Development Co., Ltd.	100%	PRC

Sanming Zhongyin Banzhu Hydroelectric Co., Ltd.	100%	PRC

Pingnan County Wangkeng Hydroelectric Co., Ltd.	90%	PRC

Pingnan County Yuanping Hydroelectric Co., Ltd.	100%	PRC

Pingnan County Yuheng Hydropower Co., Ltd.	100%	PRC

Sunpower Asia Limited	100%	Hong Kong

China Hydroelectric Corporation (Hong Kong) Limited	100%	Hong Kong

Longquan Ruiyang Cascade II Hydroelectric Co., Ltd.	100%	PRC

Fujian Huabang Hydroelectric Investment Co., Ltd.	100%	PRC